Exhibit 99.1

PRESS RELEASE

Sanmina-SCI Contact:

Paige Bombino

Investor Relations

+1.408.964.3610

FOR IMMEDIATE RELEASE

SANMINA-SCI ANNOUNCES PROPOSED OFFERING OF SENIOR SUBORDINATED NOTES

SAN JOSE, CA - February 15, 2005 - Sanmina-SCI Corporation (NASDAQ NM: SANM) announced today that it intends to offer, subject to market and other conditions, $300 million aggregate principal amount of its Senior Subordinated Notes due 2013 through an offering in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.  Final terms of the notes are to be determined by negotiations between Sanmina-SCI and the initial purchasers of the notes.

Sanmina-SCI intends to use the net proceeds from the sale of notes in the offering for the repurchase of its Zero Coupon Debentures at the closing of the announced tender offer for the Zero Coupon Debentures.

This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities.

The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

###